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                                                                     Exhibit 3.7

                          CERTIFICATE OF INCORPORATION

                                       OF

                         THERMALLOY INVESTMENT CO., INC.

         FIRST: The name of the corporation is THERMALLOY INVESTMENT CO., INC. (the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of the registered agent at such address is Corporation Service Company.

         THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation has authority to issue is 3,000 shares, all of which shall be Common Stock, with a par value of $.01 per share.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

         SIXTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         SEVENTH: The name and mailing address of the sole incorporator is as follows: Cheryl York, 511 16th Street, Suite 700, Denver, CO 80202.

         I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th of January, 1999.

                                        By: /s/ CHERYL YORK
                                            ------------------------------------
                                                       Cheryl York